Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness or Bruce Voss	Paul E. Landers, SVP & CFO
(310) 691-7100	(858) 552-7962

QUIDEL REPORTS SETTLEMENT OF INVERNESS LITIGATION AND

17% INCREASE IN TOTAL REVENUES FOR FIRST QUARTER

Complete quarterly results postponed pending accounting for settlement

Scheduled conference call also postponed pending earnings release

SAN DIEGO (April 27, 2005) – Quidel Corporation (NASDAQ: QDEL), a leading provider of point-of-care (POC) rapid diagnostic tests, today announced that it has entered into a settlement agreement with Inverness Medical Innovations, Inc. and related parties (“Inverness”) regarding all domestic and international intellectual property litigation between Inverness and Quidel.  Quidel also announced that total revenues for the first quarter ended March 31, 2005 were $22.7 million, up 17% compared with total revenues of $19.3 million for the first quarter of 2004.

Settlement of Intellectual Property Litigation

The settlement agreement signed today, which includes the cross-licensing of patents held by Inverness and Quidel, will terminate all litigation between Inverness (and its affiliates) and Quidel (and its affiliates).  Certain net royalty amounts will be payable by Quidel.  Additional details will be provided in a joint press release to be issued by Quidel and Inverness.

First Quarter Revenues

Because certain expenses associated with the Inverness settlement agreement will be charged in the first quarter of 2005, Quidel is still finalizing the financial results for the quarter to reflect this very recent development.  The specific expense amounts, together with Quidel’s complete quarterly results, will be provided on or prior to May 10, 2005.  Quidel expects, as a result of these expenses, to report a loss in the first quarter.

The conference call scheduled for today will be rescheduled to follow the full quarterly results.  The quarterly revenue results reported below are not impacted by the settlement agreement with Inverness.

Product sales for the first quarter of 2005 increased 15% to $21.5 million compared with product sales of $18.7 million for the first quarter of 2004.  Domestic product sales rose 45% and represented 88% of net sales, with domestic sales increasing across all major product lines.  Specifically, compared with the first quarter of 2004 U.S. sales of influenza tests rose 65%, U.S. sales of pregnancy tests rose 60%, U.S. sales of Strep A tests rose 39% while U.S. sales of all other rapid immunoassay POC products increased slightly in the aggregate.

International product sales, which are largely driven by sales in Japan, Germany and Italy, declined 55% from the first quarter of 2004 to the first quarter of 2005. This decline was a result of the Company’s decision to tighten its distribution policy to include only those distributors with demonstrated strength in their markets and because of remaining inventory levels in Japan from sales of influenza tests last season.

Caren Mason, Quidel’s president and chief executive officer, said, “I am extremely pleased with the sales growth we delivered this quarter, particularly the exceptional domestic performance where we recorded significant quarter-over-quarter gains in sales of each of our core product lines.  Our ability to achieve top-line growth for the majority of our products reflects successful efforts across the business that included refining our U.S. distributor relationships, achieving progress in leveraging Quidel’s industry-leading brands and implementing a marketing campaign that ensured our flu test was the test of choice for a majority of the market.”

“When comparing the 2004-2005 season with the 2003-2004 season, our upper respiratory products posted excellent sales growth.  U.S. sales of our influenza tests increased approximately 31% to $18.5 million.  This noteworthy achievement is attributable to success with our traditional QuickVue® Influenza test as well as our QuickVue Influenza A+B test, which we introduced to the domestic market during the 2004 fourth quarter.  U.S. sales of our QuickVue brand Strep A test increased approximately 22% from the prior season, to $8.7 million,” said Mason.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health.  Marketed under the leading brand name of QuickVue®, the portfolio currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and chlamydia.  Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis.  Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future.  By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit.  For more information, visit www.quidel.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks and uncertainties. Many possible events or factors could affect Quidel’s future financial results and performance, such that its actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in operating results may arise as a result of a number of factors, including, without limitation, intellectual property, product liability, environmental and other litigation, required patent license fee payments not currently reflected in our costs, seasonality, the length and severity of cold and flu seasons, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the United States Food and Drug Administration (the “FDA”), and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. All of the risks described in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

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